Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-204884 and 333-217238) of Frontline Ltd. of our report dated March 28, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

 /s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
March 28, 2019